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                                                                     EXHIBIT 5.2
              [LETTERHEAD OF SANCHEZ MEJORADA, VELASCO Y VALENCIA]

                                    ABOGADOS



                                                              February 10, 2003.


Alestra, S. de R.L. de C.V.
Av. Lazaro Cardenas 2321, Piso 9
Col Residencial San Agustin
San Pedro Garza Garcia, N.L.
66260 Mexico

Re: Cash Tender Offers and Offers to Exchange up to US$270,000,000 Aggregate Principal Amount of 121/8% Senior Notes due 2006 and US$300,000,000 Aggregate Principal Amount of 125/8% Senior Notes due 2009.

Ladies and Gentlemen:

         We have acted as Mexican counsel to Alestra, S. de R.L. de C.V. (the "Company"), a Mexican sociedad de responsabilidad limitada de capital variable, in connection with the Company's (a) offer to exchange (i) Senior Step Up Notes due 2008 (the "2008 Senior Step Up Notes") for all $270,000,000 aggregate principal amount of the Company's 121/8% Senior Notes due 2006 (the "Existing Seven-Year Notes") and (ii) Senior Step Up Notes due 2011 (the "2011 Senior Step Up Notes" and together with the 2008 Senior Step Up Notes the "New Notes"; governed by certain indentures, the "New Indentures") for all $300,000,000 aggregate principal amount of the Company's 125/8% Senior Notes due 2009 (the "Existing Ten-Year Notes" and, together with the Existing Seven-Year Notes, the "Existing Notes"), which were issued pursuant to the provisions of certain indentures dated as of May 17, 1999 between the Company and U.S. Bank Trust National Association, as trustee (the "Existing Indentures") (the exchange offers, as they may be amended or supplemented, the "Notes Exchange Offers"), and (b) cash tender offers for a portion of the Existing Notes (the cash tender offers, as they may be amended and supplemented, the "Cash Tender Offers" and together with the Notes Exchange Offers the "Offers"), on the terms and subject to the conditions set forth in the prospectus (as the same may be amended or supplemented, the "Prospectus") included in the Company's registration statement on Form F-4 (No.

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                      SANCHEZ MEJORADA, VELASCO Y VALENCIA

                                    ABOGADOS


333-100075) filed on February _, 2003 with the United States Securities and Exchange Commission (the "Commission") (as such registration statement may be amended or supplemented and including the documents incorporated by reference therein and all financial statements, schedules and exhibits, the "Registration Statement").

         This opinion is furnished to you in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act of 1933

         The New Notes are to be issued in exchange for the Existing Notes pursuant to the terms of the New Indentures. The New Indentures are filed as Exhibits 4.5 and 4.6 to the Registration Statement. Unless otherwise defined herein, all capitalized terms used herein have the meanings ascribed to them in the New Indentures.

         In rendering the opinions set forth herein, we have examined executed copies of the following documents (collectively, the "Documents"):

o    forms of the New Notes Indentures;
o    Forms of the New Notes; and
o the minutes of the partners' meetings of the Company dated March 29, 1999, April 30, 1999; December 10, 2002 and February _, 2003 (the "Company Corporate Resolutions").

         We have also examined the originals or copies, certified or otherwise identified to our satisfaction, of certificates of public officials and such corporate documents and other records, documents and certificates as we have considered relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

         For the purpose of this opinion, we have further assumed:

o That the signatures of persons signing all documents in connection with which this opinion is rendered (other than the Company) are genuine and authorized; and
o due compliance with all matters of form, validity and enforceability of the Documents under the laws by which Documents are expressed to be governed (except for the Company Corporate Resolutions);and
o That all parties to the documents reviewed by us are duly organized and validly existing and have full power and authority to execute, deliver and perform their obligations under such documents, that all documents have been duly authorized by all necessary action on the part of the parties thereto (other than the Company), and that all such documents have been duly executed and delivered by such parties (other than the Company) and are valid, binding and enforceable obligations of such parties (other than the Company).

         Based on the foregoing and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that when (i) the Registration Statement has been declared effective, (ii) the

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                      SANCHEZ MEJORADA, VELASCO Y VALENCIA

                                    ABOGADOS


New Indentures and the Supplemental Indentures have been duly qualified under the Trust Indenture Act of 1939, (iii) the New Notes and the New Indentures have been duly executed by the Company (iv) the New Notes have been duly authenticated by the Trustee in accordance with the provisions of the New Indentures and issued and delivered against exchange of the Existing Notes in accordance with the terms set forth in the prospectus included as part of the Registration Statement, (v) the consents to the Proposed Amendments have been validly received from holders of a majority in aggregate principal amount of each series of Existing Notes (other than affiliates of the Company) and the Supplemental Indentures have been duly executed by the Company, and (vi) the Company closes on the Offers, and assuming the New Notes are legal, valid and binding obligations enforceable in accordance with their terms under the laws of the United States, the New Notes will be legal, valid and binding obligations of the Company, enforceable under Mexican law in accordance with their terms except as the enforceability thereof may (x) be limited by tax (including social security and housing fund taxes), labor, bankruptcy, insolvency, reorganization, moratorium, concurso mercantil, fraudulent conveyance or transfer or similar laws relating to or affecting creditors' rights generally and (y) is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation,
(a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy, (b) concepts of materiality, reasonableness, good faith and fair dealing, (c) possible judicial action giving effect to foreign governmental actions or foreign laws. (d) that the enforceability of provisions exculpating or exempting a party from its own actions or inaction, to the extent the action or inaction involves gross negligence, recklessness or willful or harmful conduct, may be limited by the discretion of the court before which any proceeding may be brought, and (e) that we express no opinion relating to any waiver or objection to venue contained therein.

           The courts in Mexico will recognize as valid and final, and will enforce, any final and conclusive judgment against the Company obtained in a New York court arising out of or in relation to the obligations of the Company under the New Notes, provided that:

     1. Such judgment is obtained in compliance with (i) all legal requirements of the jurisdiction of the court rendering such judgment, and (ii) all legal requirements of the Documents, as applicable;
     2. Such judgment is strictly for the payment of a certain sum of money and has been rendered in an in personam action as opposed to an in rem action, and is final in the jurisdiction where obtained, non-appealable;
     3. Such judgment does not contravene Mexican law, public policy of Mexico, international treaties or agreements binding upon Mexico or generally accepted principles of international law;
     4. Service of process was made personally (not by mail or courier service) on the Company on a duly appointed attorney in fact of the Company by a duly appointed court officer. A final judgment based on service of process not made personally would not be enforced by the courts of Mexico.
     5. The applicable procedure under the laws of Mexico with respect to the enforcement of foreign judgments (including, but not limited to, translation to Spanish requirements which provides that the party initiating such proceeding must submit to the court a Spanish

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                      SANCHEZ MEJORADA, VELASCO Y VALENCIA

                                    ABOGADOS


          translation prepared by a court certified translator of any document referred to in any pleading involved in such proceeding, the defendant is entitled to question the accuracy of such translation and to present its own version and, further, that the court may rely on a third translation into Spanish of such documents prepared by a court appointed independent translator which translation would serve as the basis for the proceedings thereafter), the issuance of a letter rogatory by the competent authority of such jurisdiction requesting enforcement of such judgment and the certification of such judgment as authentic by the corresponding authorities of such jurisdiction in accordance with the laws thereof) is complied with;

     6. The courts of such jurisdiction recognize the principles of reciprocity in connection with the enforcement of Mexican judgments in such jurisdiction; and,

     7. The action in respect of which such judgment is rendered is not the subject matter of a lawsuit or other preparatory proceedings to a law suit among the same parties, pending before a Mexican court;

          And provided, further, that:

     8. Provisions in the Documents granting discretionary authority to any party thereto, cannot be arbitrarily exercised against the Company and should be supported by the factual assumptions required for their reasonable exercise;

     9. Any obligation to pay interest on interest may be unenforceable under Mexican law;

     10. The New Notes may not constitute negotiable instruments under Mexican law and, therefore, if the holder of a New Note initiates an action against the Company before a Mexican court, such Mexican court may not grant executive action (accion ejecutiva) based on such document;

     11. In the event that proceedings are brought in Mexico seeking performance of the Company's obligations in Mexico, pursuant to
          Article 8 of the Mexican Monetary Law the Company may discharge its obligations by paying any sums due in currency other than Mexican currency, in Mexican currency at the rate of exchange fixed by the Banco de Mexico and published in the Diario Oficial de la Federacion on the date when payment is made and, therefore, any currency indemnity provisions of the Documents may not be enforceable under the laws of Mexico.

         The opinions expressed herein are, in addition, subject to the following:

(i) We are qualified to practice law in Mexico only and do not purport to be experts or opine as to the laws of jurisdictions other than Mexico.

(ii) We have assumed that all the parties to the Documents, other than the Company, have all requisite power and authority and have taken all necessary action to consummate the transactions contemplated by the Documents.

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                      SANCHEZ MEJORADA, VELASCO Y VALENCIA

                                    ABOGADOS



         We express no opinion on the legality, validity, enforceability or otherwise of the Documents, to the extent that such legality, validity or enforceability may depend on the laws of a place outside Mexico. In rendering the foregoing opinions, we have, without independent investigation, relied as to matters involving the application of laws of the United States, subject to the assumptions, qualifications and limitations stated therein, upon the opinion of Milbank, Tweed, Hadley & McCloy LLP.

         The opinions expressed herein are limited to questions of law under the laws of Mexico only and exclusively as these questions relate to the Company. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact which might change the opinions expressed herein after the date hereof.

         We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the use of our name under the captions "Service of Process and Enforcement of Civil Liabilities" and "Legal Matters" in the Prospectus which is included in the Registration Statement.

                           Very truly yours,

                           SANCHEZ-MEJORADA, VELASCO Y VALENCIA, S.C


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